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EXHIBIT 99.1

DOWNEY FINANCIAL CORP.
N E W S R E L E A S E	For further information contact: Thomas E. Prince Chief Financial Officer (949)509-4440

DOWNEY FINANCIAL CORP. ANNOUNCES
RETIREMENT OF SAM YELLEN FROM THE BOARD OF DIRECTORS AND
ELECTS GERALD E. FINNELL TO ITS BOARD

          Newport Beach, California – February 27, 2003. The Board of Directors of Downey Financial Corp. ("Downey") (NYSE: DSL) announced today the retirement of Sam Yellen as director of the boards of both Downey and Downey Savings and Loan Association, F.A. (the "Bank") and from his role as Chairman of the Audit Committee. The board also announced the election of Gerald E. Finnell to the boards of both Downey and the Bank.

          Commenting on the change, Mr. McAlister, Chairman of the Board, stated: "The board appreciates and recognizes the service rendered by director Yellen over the past 11 years. He has been instrumental in the significant growth and success of our company." Mr. McAlister further remarked, "Gerald E. Finnell brings a wealth of accounting and general business experience that will be of great value to Downey. He is a very suitable replacement for Mr. Yellen as our Chairman of the Audit Committee." Mr. Finnell retired from KPMG LLP in 1995, where he served as a partner for 25 years and as a board member for seven years. He has also served on numerous boards since his retirement.

          Downey Financial Corp., headquartered in Newport Beach, California, has assets of $11.9 billion and is the parent company of Downey Savings and Loan Association, F.A., which has 163 branches throughout California and two in Arizona.

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